EXHIBIT 99.1

SAMUELS JEWELERS, INC.
2914 MONTOPOLIS DRIVE, SUITE 200
AUSTIN, TEXAS  78741
PHONE:  512-369-1400
FAX:  512-369-1500

CONTACT
E. Peter Healey
Executive Vice President and
Chief Financial Officer
Phone:  512-369-1415
Fax:  512-369-1515

FOR IMMEDIATE RELEASE


                     SAMUELS JEWELERS, INC. ANNOUNCES MERGER
                           WITH BARRY'S JEWELERS, INC.


Austin, Texas - October 2, 1998 -- Samuels Jewelers, Inc. ("Samuels") said today that it has completed its merger with Barry's Jewelers, Inc. (Barry's). The transaction consummates Barry's Plan of Reorganization which was confirmed by the U.S. Bankruptcy Court, Central District of California (Los Angeles Division) on September 16, 1998.


Samuels, which was initially capitalized on October 2, with $15,000,000 in new equity, acquired all the assets of Barry's pursuant to the transaction. The former Bondholders of Barry's exchanged their bonds for equity in Samuels, the former unsecured creditors of Barry's will receive $0.15 on the dollar for the balance of their claims and Barry's former secured financing facility was paid approximately $57.9 million in full satisfaction of their notes. The proceeds for these payments came primarily from the proceeds from the new equity, cash on hand and a draw of approximately $32 million under Samuels $50 million working capital facility which also closed on October 2.


Samuels, Barry's strongest, most well respected division, will continue implementing the strategies and direction established by the management team which was assembled to develop Barry's Plan of Reorganization.



                                     -more-
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Randy N. McCullough, Samuels' president and chief executive officer stated that,
"Our new company name communicates a major focus of our strategy for leveraging brand awareness and increasing customer loyalty; converting our five trade names to operate under a single banner--Samuels Jewelers. With the underlying confidence of all our constituents and our strong and experienced management team, our new company is well positioned to compete successfully in the mainstream jewelry industry with a considerable national presence. This truly marks the beginning of a new era for a company that has a diamond tradition of over 100 years."


"Today marks the completion of our metamorphosis", continued McCullough. "We have changed all aspects of the company in the last several months. We have a new assortment of higher quality merchandise designed to provide better values to our customers. We have relocated our headquarters to Austin Texas, to be more responsive to our customers and operate much more efficiently. We have recently unveiled our new store design that presents a more open, friendly and inviting environment for our customers. Today we have the capital structure which we believe will allow us to continue to improve on these objectives and expand with the tremendous tradition of Samuels Jewelers."


Samuels Jewelers, Inc. sells fine jewelry and watches in 116 stores in 19 states under the trade names Samuels, Schubach, Mission, A. Hirsh & Son, and Hatfield Jewelers.


Forward-looking statements in this press release and all other statements that are not historical fact are subject to risks and uncertainties, which may cause the company's performance to vary. Specific risks include, but are not limited to, industry competition factors and other risks identified in the company's filings with the Securities and Exchange Commission.


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